NEWS RELEASE

C&J Energy Services Announces Date of its 2018 Annual Meeting of Stockholders

HOUSTON, February 23, 2018 /PRNewswire/ — C&J Energy Services, Inc. (NYSE: CJ) announced today that its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, May 29, 2018, at its Corporate Headquarters at 3990 Rogerdale Rd., Houston, Texas, 77042, at 9:30 a.m. Central Time. Stockholders of record as of the close of business on Monday, April 2, 2018, will be entitled notice of, and to vote at, the Annual Meeting.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies throughout the United States. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including fracturing, cased-hole wireline and pumping, cementing, coiled tubing, directional drilling, rig services, fluids management, artificial lift and other well support services. We are headquartered in Houston, Texas and operate in all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact
Daniel E. Jenkins
Vice President – Investor Relations
investors@cjenergy.com
1-713-260-9986